Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2009 THIRD QUARTER RESULTS

•	2009 third quarter earnings per share were $.65 compared with $.77 earned in the 2008 third quarter

•	2009 fourth quarter earnings per share guidance is $.57 to $.62 versus $.72 earned in the 2008 fourth quarter

•	2009 year earnings per share guidance revised to $2.37 to $2.42 versus $2.91 earned in 2008

Houston, Texas (October 28, 2009) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings for the third quarter ended September 30, 2009 of $35.0 million, or $.65 per share, compared with net earnings of $41.8 million, or $.77 per share, for the 2008 third quarter which included the impact of Hurricanes Gustav and Ike.  Kirby’s published 2009 third quarter guidance range was $.62 to $.67 per share.  Consolidated revenues for the 2009 third quarter were $272.2 million compared with $354.6 million reported for the 2008 third quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Despite a challenging economic environment, Kirby was able to perform well during the third quarter.  While demand remained below prior year levels, we continued to see some improvement in Midwest petrochemical demand, driven by inventory rebuilding, and stable demand in the majority of our other markets.  Unfortunately, lower industry barge utilization has kept pressure on barging rates and our revenues and operating results remain below prior year levels.  Our diesel engine services segment’s marine and railroad service levels and direct parts sales were all under prior year levels due to weak transportation and offshore oil services markets, which encourage our customers to defer maintenance when they can.  We intend to continue aggressively pursuing costs which can be removed from our businesses while remaining focused on our service levels and safety performance.”

Kirby reported net earnings for the 2009 first nine months of $96.7 million, or $1.79 per share, compared with $118.8 million, or $2.19 per share, for the first nine months of 2008.  Consolidated revenues for the 2009 first nine months were $822.6 million compared with $1.03 billion for the first nine months of 2008.

Segment Results – Marine Transportation
Marine transportation revenues and operating income for the 2009 third quarter decreased 21% and 11%, respectively, compared with the 2008 third quarter, a reflection of reduced demand across all four marine transportation markets, lower pricing, and lower diesel fuel costs associated with the pass through of diesel fuel to customers through fuel escalation and de-escalation clauses in term contracts.  Operating conditions were favorable for the quarter with a 52% reduction in delay days when compared with the 2008 third quarter, which included delay days from Hurricanes Gustav and Ike.

Petrochemical demand of more finished products into the Midwest continued to modestly improve and demand along the Gulf Coast stabilized when compared with the 2009 first half.  Black oil and refined products demand was stable, but remained well below prior year levels.  Agricultural chemical demand also remained weak as the fall Midwest inventory fill was well below prior year levels.  The number of time charters, or day rate contracts, continued to decline during the quarter as customers returned equipment they did not need or became comfortable that their requirements could be filled in the spot market.

The segment continued to downsize its towboat fleet during the 2009 third quarter, operating an average of 215 towboats compared with 255 operated during the 2008 third quarter, releasing chartered towboats and laying up Kirby owned towboats to balance its horsepower requirements with volume demand.  Going forward, Kirby will continue to monitor its towboat requirements and downsize or increase its towboat fleet as market changes warrant.

The marine transportation operating margin improved to 25.3% for the 2009 third quarter compared with 22.7% for the 2008 third quarter.  The higher operating margin reflected lower fuel costs, the positive impact of the 2009 first quarter early retirements and staff reductions, more efficient operations at lower utilization rates, a continued reduction of the number of charter and Kirby owned towboats operated, lower insurance claim losses, and better weather and operating conditions compared with the 2008 corresponding period.

Segment Results – Diesel Engine Services
The diesel engine services operating income for the 2009 third quarter was $4.6 million, a 56% decrease compared with the 2008 third quarter and revenues were $44.7 million, a 34% decrease compared with the third quarter of 2008.  Demand levels for service and direct parts sales across all segments of the marine transportation and offshore oil services markets was lower as offshore and inland marine customers continued to defer maintenance on equipment in response to the economic slowdown.  The industrial and shortline railroad market also remained weak as customers deferred maintenance due to a decline in railroad traffic.  The medium-speed power generation market was also below prior year levels.  The operating margin was 10.4% for the 2009 third quarter compared with 15.7% for the 2008 third quarter.

Cash Flow
Kirby continued to generate strong cash flow during the 2009 first nine months.  The cash flow was used to fund capital expenditures of $163.0 million, including $121.8 million for new tank barge and towboat construction and $41.2 million for upgrades to the existing fleet, and to reduce debt by $46.9 million.  Total debt as of September 30, 2009 was $200.4 million and the debt-to-capitalization ratio was 16.6%, down from 21.7% at December 31, 2008 and 23.2% at September 30, 2008.  Cash and cash equivalents at September 30, 2009 was $39.8 million compared with $8.6 million at December 31, 2008.

Tank Barge and Towboat Construction – 2009 and 2010 Years
During the first nine months of 2009, Kirby took delivery of 37 new tank barges and seven new chartered barges with a total capacity of 974,000 barrels.  Also, during this period Kirby took delivery of three 1800 horsepower towboats.  During the fourth quarter, Kirby anticipates the delivery of nine tank barges and one towboat.  Kirby’s 2009 capital spending guidance range is $185 to $195 million, including approximately $140 million for new tank barge and towboat construction.

For 2010, Kirby plans to take advantage of attractive construction prices for tank barges and build fifty 10,000 barrel and five 30,000 barrel tank barges.  In early 2010, Kirby will take delivery of three tank barges that were delayed from 2009 and three towboats. New construction cost for 2010 is anticipated to total approximately $60 million.  Kirby anticipates it will retire approximately 90 barges during 2009 and for 2010, based on current market demand, anticipates that retirements will exceed new construction capacity.  Kirby will continue to review its overall capacity levels and make adjustments as the markets dictate.

Outlook
Commenting on the 2009 fourth quarter market conditions and guidance, Mr. Pyne said, “For the 2009 fourth quarter, our earnings guidance is $.57 to $.62 per share compared with $.72 per share for the 2008 fourth quarter.  For the 2009 year, we are lowering our guidance to $2.37 to $2.42 per share compared with net earnings for the 2008 year of $2.91 per share.  Our fourth quarter guidance reflects continued pressure on barge transportation rates and an increase in weather delay days associated with the fall and early winter season.  We anticipate our diesel engine services business will continue to face challenges for the balance of 2009 as customers continue to defer maintenance due to reduced utilization of their equipment; however, we do believe we are near the bottom of this market and look for improved market conditions in 2010.  Additionally, our petrochemical and refining customers appear to be more optimistic in their 2010 outlook.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 29, 2009, to discuss the 2009 third quarter performance as well as the outlook for the 2009 fourth quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 25615043.  An audio playback will be available at 1:00 p.m. central time on Thursday, October 29, through 6:00 p.m. central time on Friday, November 27, 2009 by dialing 888-843-8996 for domestic and 630-652-3044 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after by call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2008 and 2007 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$227,467	$286,880	$664,394	$830,014
Diesel engine services	44,699	67,767	158,176	203,463
	272,166	354,647	822,570	1,033,477
Costs and expenses:
Costs of sales and operating expenses	157,186	220,875	486,990	649,480
Selling, general and administrative	27,949	36,026	91,493	102,349
Taxes, other than on income	2,989	3,560	9,267	10,548
Depreciation and amortization	24,929	22,420	69,724	67,132
Loss (gain) on disposition of assets	(753)	166	(1,117)	(276)
	212,300	283,047	656,357	829,233
Operating income	59,866	71,600	166,213	204,244
Other income (expense)	189	(164)	375	(272)
Interest expense	(2,781)	(3,375)	(8,387)	(10,665)

Earnings before taxes on income	57,274	68,061	158,201	193,307
Provision for taxes on income	(21,826)	(25,932)	(60,304)	(73,719)

Net earnings	35,448	42,129	97,897	119,588
Less: Net earnings attributable to noncontrolling interests	(434)	(351)	(1,158)	(829)

Net earnings attributable to Kirby	$35,014	$41,778	$96,739	$118,759

Net earnings per share attributable to Kirby common stockholders: (1)
Basic	$.65	$.77	$1.80	$2.21
Diluted	$.65	$.77	$1.79	$2.19
Common stock outstanding (in thousands): (1)
Basic	53,215	53,448	53,175	53,342
Diluted	53,337	53,688	53,296	53,672

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)
EBITDA: (2)
Net earnings attributable to Kirby	$35,014	$41,778	$96,739	$118,759
Interest expense	2,781	3,375	8,387	10,665
Provision for taxes on income	21,826	25,932	60,304	73,719
Depreciation and amortization	24,929	22,420	69,724	67,132
	$84,550	$93,505	$235,154	$270,275

Capital expenditures	$46,364	$35,014	$162,972	$141,525
Acquisitions of businesses and marine equipment	$—	$302	$—	$5,436

	September 30,
	2009	2008
	(unaudited, $ in thousands)

Long-term debt, including current portion	$200,398	$269,170
Total equity	$1,004,120	$889,189
Debt to capitalization ratio	16.6%	23.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Marine transportation revenues	$227,467	$286,880	$664,394	$830,014

Costs and expenses:
Costs of sales and operating expenses	125,160	173,249	373,177	507,083
Selling, general and administrative	18,623	24,477	61,047	68,382
Taxes, other than on income	2,752	3,318	8,256	9,741
Depreciation and amortization	23,337	20,811	64,964	62,113
	169,872	221,855	507,444	647,319

Operating income	$57,595	$65,025	$156,950	$182,695

Operating margins	25.3%	22.7%	23.6%	22.0%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Diesel engine services revenues	$44,699	$67,767	$158,176	$203,463

Costs and expenses:
Costs of sales and operating expenses	32,026	47,626	113,813	142,397
Selling, general and administrative	6,746	8,164	23,002	24,506
Taxes, other than income	227	229	980	757
Depreciation and amortization	1,053	1,121	3,190	3,715
	40,052	57,140	140,985	171,375

Operating income	$4,647	$10,627	$17,191	$32,088

Operating margins	10.4%	15.7%	10.9%	15.8%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(unaudited, $ in thousands)

General corporate expenses	$3,129	$3,886	$9,045	$10,815

Loss (gain) on disposition of assets	$(753)	$166	$(1,117)	$(276)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2009	2008	2009	2008

Ton Miles (in millions) (3)	3,257	3,459	9,032	10,975
Revenue/Ton Mile (cents/tm) (4)	6.6	7.9	7.0	7.2
Towboats operated (average) (5)	215	255	222	258
Delay Days (6)	688	1,429	3,393	6,341
Average cost per gallon of fuel consumed	$1.89	$3.99	$1.63	$3.40
Tank barges:			874	915
Active			38	64
Inactive
Barrel capacities (in millions):			16.8	17.5
Active			0.7	1.1
Inactive

(1)
Kirby adopted  a new accounting standard included in ASC 260 “Earnings Per Share” which requires unvested share-based payment awards with non-forfeitable rights to receive dividends or dividend equivalents (whether paid or unpaid) to be considered participating securities for the purposes of applying the two-class method of calculating earnings per share.  Accordingly,  restricted stock granted under Kirby’s stock-based compensation plans are treated as participating securities under the two-class method of determining  earnings per share and earnings per share for prior periods have been restated to conform to this standard.  The adoption of this standard lowered basic earnings per common share for both the three and nine months ended September 30, 2008 by $.01.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2009 inland marine revenues of $216,333,000 divided by 3,257,000,000 marine transportation ton miles = 6.6 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.